                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934


                Date of Report (Date of Earliest Event Reported):
                                February 22, 2001



                             CELERITY SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

    Delaware                        0-23279                    52-2050585
----------------               ------------------           --------------------
(State or Other                (Commission File             (IRS Employer
 Jurisdiction of                Number)                      Identification No.)
 Incorporation)

                            122 Perimeter Park Drive
                           Knoxville, Tennessee 37922
                  ---------------------------------------------
                    (Address of Principal Executive Offices)

                    Registrant's Telephone Number, including
                            area code: (865) 539-5300
                                      --------------------



                ------------------------------------------------
                 (Former Address, if changed since last report)

Item 5:  Other Events

References in this Current Report to the "Company," "we," "our," and "us" refer to Celerity Systems, Inc., a Delaware corporation.

Recent Developments

         Lack of Authorized Shares

         At February 23, 2001, we had 49,580,136 outstanding shares of common stock, and 50,000,000 authorized shares of common stock. At February 23, 2001, $427,650 aggregate principal amount of convertible debentures and Series A Preferred Stock (together, "Convertible Securities") were outstanding. The Company would be obligated to issue an aggregate of 16,385,094 shares of common stock if all holders of the outstanding Convertible Securities were to issue conversion notices, based upon the five day average closing price of $.0348 as of February 20, 2001, discounted to 75% of market price, or $.0261. Accordingly, sufficient shares of common stock are not available for issuance upon conversion of the Convertible Securities, in addition to other shares of common stock issuable upon conversion of outstanding options and warrants. While the Company intends to schedule a stockholders meeting as soon as possible to authorize an increase in the number of authorized shares of common stock, it cannot currently satisfy its obligations in respect of the issuance of additional shares of common stock. Because the Company has been financed primarily through the issuance of convertible securities, this development will increase the difficulty of obtaining additional financing and may have a material adverse effect on the Company. In addition, to the extent the Company is unable to issue shares as required, it will be in breach of its obligations under the terms of the outstanding Convertible Securities, and will incur liability for liquidated damages.

         Agreement with Dean Skillman

         On February 22, 2001, the Company entered into a letter of intent with Dean Skillman to enter into a subscription agreement pursuant to which Mr. Skillman agreed to purchase, subject to availability, one million shares of common stock of the Company at $.03 per share, and $70,000 aggregate principal amount of the Company's Series B Convertible Preferred Stock (subject to the authorization of such series) bearing interest at an annual rate of 8%. The Series B Convertible Preferred Stock is to be convertible into 2.8 million common shares, subject to availability, at any time during the two years following execution of the subscription agreement. Mr. Skillman also agreed to purchase warrants to purchase up to 1.4 million common shares (at any time during the two year period at a fixed price of $0.10 per share, subject to availability) following the first date that the last share of the Series B Convertible Preferred Stock is converted into common stock.

Item 7: Financial Statements, Pro Forma Financial information and Exhibits.

                  (c)      Exhibits

                           99.1 Letter of Intent with Dean Skillman, dated February 22, 2001.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2001


                                      CELERITY SYSTEMS, INC.



                                      By:  /s/ Kenneth D. Van Meter
                                           -------------------------------------
                                           Kenneth D. Van Meter
                                           President and Chief Executive Officer





                                      - 3 -